Exhibit 16.1

August 26, 2016

Securities and Exchange Commission

100 First Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously independent accountants for NantKwest, Inc. (the “Company”). On August 24, 2016, our appointment as the Company’s independent accountants was terminated. We have read the Company’s statements included under item 4 of its Current Report on Form 8-K dated on or about August 26, 2016, and we agree with the statements set forth therein insofar as such comments relate to us.

Very truly yours,

/s/ Mayer Hoffman McCann, P.C.

Mayer Hoffman McCann, P.C.
San Diego, California